Comparison of change in value of $10,000 investment in Dreyfus Premier New York Municipal Bond Fund Class A shares and the Lehman Brothers Municipal Bond Index

EXHIBIT A:

                 Dreyfus Premier
                     New York
   PERIOD           Municipal     Lehman Brothers
                    Bond Fund        Municipal
                 (Class A shares)  Bond Index *

  11/30/91            9,549           10,000
  11/30/92           10,579           11,003
  11/30/93           11,971           12,223
  11/30/94           11,042           11,582
  11/30/95           13,354           13,770
  11/30/96           14,044           14,580
  11/30/97           15,071           15,626
  11/30/98           16,238           16,838
  11/30/99           15,553           16,658
  11/30/00           16,824           18,020
  11/30/01           18,178           19,594

* Source: Lipper Inc.